Filed pursuant to Rule 433

Registration No. 333-140601

Dated February 12, 2007

CULLEN/FROST BANKERS, INC.

$100,000,000

5.75% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2017

Terms and Conditions

Issuer:	Cullen/Frost Bankers, Inc. (“CFR”)
Principal Amount:	$100,000,000
Offered Securities:	5.75% Fixed-to-Floating Rate Subordinated Notes Due February 15, 2017
Expected Ratings:	Baa1/BBB+/ BBB+ (Moody’s/ S&P/ Fitch)
Trade Date:	February 12, 2007
Settlement Date:	February 15, 2007 (T+3)
Maturity:	February 15, 2017
Fixed Coupon:
Dates:	From and including February 15, 2007 to but excluding February 15, 2012
Coupon:	5.75%
Interest Payment Dates:	Semiannually in arrears on the 15th day of each February and August, commencing on August 15, 2007
Daycount:	30/360
Floating Coupon:
Dates:	From and including February 15, 2012 to but excluding the maturity date or date of earlier redemption
Coupon:	Three-month LIBOR plus 0.53%
Interest Payment Dates:	Quarterly in arrears on the 15th day of each February, May, August and November, commencing on May 15, 2012
Daycount:	Actual/360
Mid-Swap Spread:	44 bps
Benchmark Treasury:	UST 4.750% due 1/15/2012
Benchmark Treasury Yield:	4.801%
Re-offer Spread vs. Treasury :	+97 bps
Re-offer Yield:	5.771%
Re-offer Price:	99.91%
Optional Redemption:	Beginning on February 15, 2012, CFR may, at its option and subject to prior regulatory approval, redeem some or all of the Notes on any Interest Payment Date at a redemption price of 100% of the principal amount of the redeemed Notes, plus any accrued but unpaid interest
Subordination:	The Notes are subordinated in right of payment to all senior indebtedness (as defined) of CFR and effectively subordinated to all existing and future debt and other liabilities of CFR’s subsidiaries
Minimum Denomination / Multiples:	$1,000 / multiples of $1,000 in excess thereof
Sole Bookrunner:	Lehman Brothers
Joint Leads:	Citigroup
JPMorgan
Co-Manager:	Keefe, Bruyette & Woods
CUSIP:	229899AA7
ISIN:	US229899AA72

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling toll-free at 1-888-603-5847.